Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES FISCAL 2012 RESULTS

REVENUES OF $148.9 MILLION

APPROVES ANNUAL DIVIDEND OF $0.40 PER SHARE

Bridgewater, MA — October 23, 2012 — Chase Corporation (NYSE MKT: CCF) today reported revenues of $148.9 million for the fiscal year ended August 31, 2012.  This represents an increase of 21.0% compared to $123.0 million in fiscal 2011.  Fiscal 2012 includes revenues of $14.8 million from the Company’s June 2012 acquisition of NEPTCO, Inc.  Net income was $9.34 million or $1.03 per share in fiscal 2012 compared to $10.93 million or $1.22 per share in the prior year. Adjusting for acquisition costs, expense related to inventory step up in fair value and defined benefit plan settlement costs, net income was $12.55 million or $1.38 per share in fiscal 2012 as outlined in the table below.

Revenues for the fourth quarter ended August 31, 2012 were $52.2 million.  This represents an increase of 58.7% compared to $32.9 million in the prior year period.  The increase of $19.3 million includes revenues of $14.8 million from NEPTCO, Inc.  Net income was $2.44 million or $0.27 per share in the current quarter compared to $3.62 million or $0.40 per share in fiscal 2011. Adjusting for acquisition costs, expense related to inventory step up in fair value and defined benefit plan settlement costs, net income was $4.69 million or $0.52 per share in the fourth quarter of fiscal 2012 as summarized below.

Peter R. Chase, Chairman and Chief Executive Officer commented: “Of course the highlight of the fiscal year is the acquisition of NEPTCO, Inc. in late June.  NEPTCO’s addition solidifies Chase as the premier supplier of tape products to wire and cable manufacturers in the Americas and broadens the Company’s offerings to the electronics industry world-wide.  Our integration plan is providing the road map to deliver results from the synergies identified.

It is important to note that without the acquisition, revenues were up from the prior year by 13.7% for the quarter and 9.0% for the year.  As forecast in our last report, the entire Chase team delivered a strong finish to the year.  Thanks go to Operations, Sales, R&D, Finance and all those in Support.

Efforts are being made, both in this report and going forward, to present earnings with explanations to enable the reader to clearly compare key items that impact the results.  You can see this in the tabular presentation.  In this vein we have based our dividend decision on adjusted net income.

In 2013 fiscal year’s earnings releases, we plan to add a non-GAAP financial measurement — earnings before interest, taxes, depreciation and amortization (EBITDA).  We believe it will be of value to shareholders and the investing public and will be in addition to the customary GAAP financial details.  EBITDA is commonly used both internally and throughout industry for valuation.

As the new fiscal year begins, Marketing and R&D efforts continue to be prime areas of focus.  The consolidation program is nearing completion of the production moves from Randolph to Oxford and Pittsburgh and a new phase is beginning as part of the NEPTCO integration plan.  In addition, M&A activity continues in earnest.  We look forward to an exciting year.”

As of August 31, 2012, the Company’s working capital was approximately $50 million, including cash on hand of $15.3 million.  The Company’s $15 million line of credit is fully available, while the balance of its unsecured term debt is $70 million.

The following table summarizes the Company’s financial results for the quarters and years ended August 31, 2012 and 2011.

	For the Three Months Ended		For the Years Ended
	August 31,		August 31,
All figures in thousands, except per share figures	2012	2011	2012	2011

Revenues	$52,230	$32,886	$148,919	$123,040

Costs and Expenses
Costs of products and services sold	36,018	21,586	101,249	80,317
Selling, general and administrative expenses	9,764	6,318	30,172	26,780
Acquisition related costs	2,506	—	3,206	—

Operating income	3,942	4,982	14,292	15,943

Other income (expense)	(396)	212	(296)	230

Income before income taxes	3,546	5,194	13,996	16,173

Income taxes	1,179	1,574	4,732	5,242

Net income	$2,367	$3,620	$9,264	$10,931

Addback net loss attributable to non-controlling interest	74	—	74	—

Net income attributable to Chase Corporation	$2,441	$3,620	$9,338	$10,931

Adjustments to net income
Acquisition related costs	2,506	—	3,206	—
Expense related to inventory step up	828	—	828	—
Defined benefit plan settlement costs	137	—	550	—
Tax affect of adjustments	(1,224)	—	(1,377)	—

Adjusted net income	$4,688	$3,620	$12,545	$10,931

Net income per diluted share	$0.27	$0.40	$1.03	$1.22

Adjusted net income per diluted share	$0.52	$0.40	$1.38	$1.22

Weighted average diluted shares outstanding	8,799	8,764	8,787	8,764

The Company also announced a cash dividend of $0.40 per share.  The dividend is to shareholders of record on November 2, 2012 and payable on December 5, 2012.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:	508.819.4219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the

Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.